Exhibit 10.3
RELEASE OF CLAIMS
This Release of Claims is entered into by and between CIBER, Inc., a Delaware corporation (the "Company"), and Anthony Fogel ("Executive"). It is entered into pursuant to the terms of an Employment Agreement between Executive and Company dated June 9, 2013 (the "Agreement") in order to resolve amicably all matters between Executive and the Company concerning the Agreement and the benefits payable to Executive upon the end of Executive's employment with the Company.
1.Definitions. Capitalized terms used in this Release Agreement and not defined herein shall have the meaning provided in the Agreement.
2.Termination of Employment. Effective June 13, 2014, Executive's employment with the Company has been terminated without Cause and Executive is eligible for the benefits provided in this release, subject to Executive’s execution and non-revocation of this release. For the purpose of this release, June 13, 2014, is Executive’s “Termination Date” and the date on which the seven day revocation period expires, as provided by Section 16 below, shall be the “Release Effective Date.”
3.Payment of Compensation. On the Company’s next regularly scheduled payroll payment after the Release Effective Date, Executive shall be paid all earned, unpaid salary through Executive’s Termination Date, along with any reasonable and necessary business expenses incurred by Executive in connection with Executive’s duties to Executive’s Termination Date, so long as such business expenses are timely submitted and approved consistent with Company policy.
4.Severance Pay. On the 3rd day following the Release Effective Date (or on the next business day, if the 3rd day is a weekend day or a holiday), the Company agrees to pay to Executive as a payment of all monetary amounts due to Executive under Section 8.2(ii) the Agreement the lump sum of $433,125, less tax and other customary employee withholdings.
5.Continued Consulting Period. Executive shall provide services as a consultant to the Company through September 30, 2014. During this period Executive will be expected to provide services as requested in consideration for a portion of the vesting acceleration described in Section 8 below. During this period Executive shall remain in compliance with the terms and conditions of the Agreement.
6.COBRA Benefits. Executive’s coverage under the Company group health, dental and vision plans will end on June 30, 2014. However, Executive may continue the benefits under the Company health care benefit plans under COBRA after that date. To the extent that Executive elects COBRA continuation coverage, then for a period of up to 12 months following Executive’s Termination Date, the Company will continue to pay the premium costs on behalf of Executive in the same amounts the Company contributed to health care benefit plan coverage prior to the Executive’s Termination Date. Executive shall be responsible for the remaining premium costs of COBRA. Notwithstanding the foregoing, Executive and the Company agree that if this arrangement causes the Company’s health care benefit plans to fail any discrimination testing that may be applicable to the health care benefit plans, premium payments under this Section 6 shall terminate.
7.Additional Benefits. The Company shall provide, at the Company’s cost, an executive outplacement service through a vendor selected by the Company at a level commensurate with the Executive’s position.
8.Equity Awards. Following the Release Effective Date (or on the next business day, if the 3rd day is a weekend day or a holiday), vesting of all of Executive’s outstanding equity awards scheduled to vest for nine months starting June 20, 2014 and ending March 20, 2015, will be accelerated. For the avoidance of any doubt, three months of vesting acceleration is provided in consideration for the consulting services Executive has agreed to provide pursuant to Section 5 hereof and six months of vesting acceleration is provided in consideration for the release Executive has provided pursuant to this release. All vested option awards must be exercised by the earlier of (i) the date such cease to be exercisable after a termination of service in accordance with the terms of the CIBER 2004 Incentive Plan, as amended, and (ii) the expiration date of the option award.
9.Forfeiture of Benefits. Executive agrees and acknowledges that if Executive fails to comply with his obligations under Sections 4 through Section 6 of the Agreement, Executive shall, to the extent such amounts are paid, vested or distributed, (i) forfeit outstanding equity awards, (ii) transfer the shares underlying equity awards that were accelerated and settled in shares to the Company for no consideration, and (iii) repay the after-tax amount of the sum paid under Section 4 above, and the after-tax amount of any equity awards that were accelerated and settled in cash or sold.
10.Return of Materials. On Executive’s Termination Date, Executive will personally and promptly return to a Company representative all equipment, documents, records, notebooks, disks, or other materials, including all copies, in Executive’s possession or control that contain Confidential Information of Company or Company’s clients or any other information concerning Company, its products, services, or customers, whether prepared by Executive or others. Executive understands and agrees that compliance with this paragraph may require that data be removed from Executive's personal electronic devices. Consequently, upon reasonable prior notice, Executive agrees to permit the qualified personnel of Company and/or its contractors access to such devices for that purpose.
11.Nondisparagement Agreement. Executive agrees not to make any communications or engage in any conduct that is or can reasonably be construed to be disparaging of the Company, its officers, directors, employees, agents, stockholders, products, or services. The Company agrees not to make any communications or engage in any conduct that is or can reasonably be construed to be disparaging of Executive.
12.Release. Executive (for himself, his agents, heirs, successors, assigns, executors, and/or administrators) does hereby and forever release and discharge the Company and its past and present parent, subsidiary and affiliated corporations, divisions or other related entities, as well as the successors, shareholders, officers, directors, heirs, predecessors, assigns, agents, employees, attorneys and representatives of each of them, past or present from any and all causes of action, actions, judgments, liens, debts, contracts, indebtedness, damages, losses, claims, liabilities, rights, interests and demands of whatsoever kind or character, known or unknown, suspected to exist or not suspected to exist, anticipated or not anticipated, whether or not heretofore brought before any state or federal court or before any state or federal agency or other governmental entity, which Executive has or may have against any released person or entity by reason of any and all acts, omissions, events or facts occurring or existing prior to the date hereof, including, without limitation, all claims attributable to the employment of Executive, all claims attributable to the termination. of that employment, and all claims arising under any federal, state or other governmental statute, regulation or ordinance or common law, such as, for example and without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act which prohibits discrimination on the basis of age over 40, and wrongful termination claims, excepting only those obligations expressly recited to be performed hereunder and any rights to indemnification, advancement of expenses, or insurance to which Executive is entitled under the Agreement, the Company's Certificate of Incorporation, Bylaws or otherwise.
In light of the intention of Executive (for himself, his agents, heirs, successors, assigns, executors and/or administrators) that this release extend to any and all claims of whatsoever kind or character, known or unknown, Executive expressly waives any and all rights granted by California Civil Code Section 1542 or any other analogous federal or state law or regulation. Section 1542 reads as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.
Notwithstanding the foregoing, nothing in this Agreement shall be construed to prevent Executive from filing a charge with, or participating in any proceeding or investigation by, the Equal Employment Opportunity Commission or affiliated state agency. However, Executive acknowledges that, in accordance with this Release, he has no right to recover any monies on behalf of himself, his agents, heirs, successors, assigns, executors and/or administrators in connection with, or as a result of, such charge, investigation, or proceeding.
13.No Actions Pending. Executive and the Company agree that neither party has filed, nor will either party file in the future, any claims, actions or lawsuits against any of the Releases relating to Executive's employment with the Company, or the termination thereof, except as contemplated hereby.
14.No Admissions. Nothing contained herein shall be construed as an admission of wrongdoing or liability by either party hereto.
15.Entire Agreement; Miscellaneous. This Agreement constitutes a single integrated contract expressing the entire agreement of the parties with respect to the subject matter specifically addressed herein and supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof. There are no other agreements, written or oral, express or implied, between the parties hereto, concerning the subject matter hereof, except as set forth herein. This Agreement may be amended or modified only by an agreement in writing, and it shall be interpreted and enforced according to the laws of the State of Colorado. Should any of the provisions of the Agreement be determined to be invalid by a court of competent jurisdiction, it is agreed that this shall not affect the enforceability of the other provisions herein.
16.Waiting Period and Right of Revocation. EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE IS AWARE AND IS HEREBY ADVISED THAT EXECUTIVE HAS THE

RIGHT TO CONSIDER THIS AGREEMENT FOR TWENTY-ONE DAYS BEFORE SIGNING IT, ALTHOUGH EXECUTIVE IS NOT REQUIRED TO WAIT THE ENTIRE TWENTY-ONE DAY PERIOD; AND THAT IF EXECUTIVE SIGNS THIS AGREEMENT PRIOR TO THE EXPIRATION OF TWENTY-ONE DAYS, EXECUTIVE WAIVES THIS RIGHT FREELY AND VOLUNTARILY. EXECUTIVE ALSO ACKNOWLEDGES THAT EXECUTIVE IS AWARE AND IS HEREBY ADVISED OF EXECUTIVE'S RIGHT TO REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN DAYS FOLLOWING THE SIGNING OF THIS AGREEMENT AND THAT IT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED. TO REVOKE THIS AGREEMENT, EXECUTIVE MUST NOTIFY THE COMPANY IN WRITING WITHIN SEVEN DAYS OF SIGNING IT.
17.Attorney Advice. EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE IS AWARE OF EXECUTIVE'S RIGHT TO CONSULT AN ATTORNEY, THAT EXECUTIVE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY, AND THAT EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY, IF DESIRED, PRIOR TO SIGNING THIS AGREEMENT.
18.Understanding of Agreement. Executive states that Executive has carefully read this Agreement, that Executive fully understands its final and binding effect, that the only promises made to Executive to sign this Agreement are those stated above, and that Executive is signing this Agreement voluntarily.

Executive:

/s/ Anthony Fogel
Anthony Fogel

Ciber, Inc.:

By:         /s/ M. Sean Radcliffe

M. Sean Radcliffe
Name
SVP & General Counsel
Title

4